September 7, 2000




Dear Stockholder:

         On behalf of the board of directors and management of Quad City Holdings, Inc., we cordially invite you to attend the annual meeting of stockholders of Quad City Holdings, Inc. to be held at 10:00 a.m. on October 18, 2000, at the Jumer's Castle Lodge located at 900 Spruce Hills Drive, Bettendorf, Iowa. The accompanying notice of annual meeting of stockholders and proxy statement discuss the business to be conducted at the meeting. We have also enclosed a copy our 2000 Annual Report to Stockholders for your review. At the meeting we shall report on our operations and the outlook for the year ahead.

         Your board of directors has nominated two persons to serve as Class I directors, each of whom are incumbent directors. We recommend you vote your shares for the director nominees.

         We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please complete, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD in the enclosed envelope. This will assure that your shares are represented at the meeting.

         We look forward with pleasure to seeing and visiting with you at the meeting.

                                       Very truly yours,




/s/ Michael A. Bauer                           /s/ Douglas M. Hultquist
-----------------------------------            ---------------------------------
Michael A. Bauer                               Douglas M. Hultquist
Chairman of the Board                          President

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 18, 2000



To the stockholders of

         QUAD CITY HOLDINGS, INC.

         The annual meeting of stockholders of Quad City Holdings, Inc., a Delaware corporation, will be held at the Jumer's Castle Lodge, 900 Spruce Hills Drive, Bettendorf, Iowa on Wednesday, October 18, 2000, at 10:00 a.m., local time, for the following purposes:

1.  to elect two (2) Class I directors for a term of three years.

2. to transact such other business as may properly be brought before the meeting and any adjournments or postponements thereof.

         The board of directors has fixed the close of business on August 30, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

                                            By order of the Board of Directors


                                            /s/ Richard R. Horst
                                            ------------------------------------
                                            Richard R. Horst
                                            Secretary

Moline, Illinois
September 7, 2000

                                 PROXY STATEMENT

         This proxy statement is furnished in connection with the solicitation by the board of directors of Quad City Holdings, Inc. of proxies to be voted at the annual meeting of stockholders to be held at the Jumer's Castle Lodge, 900 Spruce Hills Drive, Bettendorf, Iowa, 52722, on Wednesday, October 18, 2000, at 10:00 a.m., local time, and at any adjournments or postponements of the meeting.

         If you do not expect to be present at this meeting, please sign and date the enclosed proxy and return it in the accompanying postage paid return envelope as promptly as possible. You have the power to revoke your proxy at any time before it is voted by giving written notice to our corporate secretary, provided such written notice is received prior to the annual meeting or any adjournments or postponements thereof, by submitting a later dated proxy or by attending the annual meeting and choosing to vote in person. The giving of a proxy will not affect your right to vote in person if you attend the meeting.

         Our principal executive office is located at 3551-7th Street, Suite 204, Moline, Illinois 61265. This proxy statement and the accompanying proxy card are being mailed to stockholders on or about September 7, 2000. Our 2000 Annual Report to Stockholders is also enclosed.

         Quad City Holdings, Inc., a Delaware corporation, is the holding company for Quad City Bank and Trust Company, an Iowa banking association located in Bettendorf, Iowa, with banking locations in Davenport and Bettendorf, Iowa and in Moline, Illinois. Quad City Bancard, Inc., is our wholly owned subsidiary which functions as a credit card center that provides merchant acquiring services. Quad City Bancard has a wholly owned subsidiary, Allied Merchant Services, which generates credit card processing business. We also own all of the common stock of Quad City Capital Trust I, a Delaware business trust. We created this business trust to issue trust preferred securities to the public. Quad City Bank and Trust, Quad City Bancard, Allied and the business trust are collectively referred to as the subsidiaries.

         Only holders of our common stock, par value $1.00 per share, of record at the close of business on August 30, 2000, will be entitled to vote at the annual meeting or any adjournments or postponements of the meeting. On August 30, 2000, we had 2,273,470 shares of common stock issued and outstanding. For all matters to be voted upon at the annual meeting, each issued and outstanding share is entitled to one vote.

         All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions on the proxies. If no instructions are indicated, properly executed proxies will be voted for the nominees set forth in this proxy statement.

         A majority of the shares of the common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. Directors shall be elected by a plurality of the votes present in person or represented by proxy. In all other matters, the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter shall be required to constitute stockholder approval. Abstentions will be treated as votes against a proposal and broker non-votes will have no effect on the vote.

                              ELECTION OF DIRECTORS

         Our directors are divided into three classes having staggered terms of three years. At the annual meeting of stockholders to be held on October 18, 2000, stockholders will be entitled to elect two (2) Class I directors for a term expiring in 2003. The board has nominated Michael A. Bauer and James J. Brownson to continue to serve as Class I directors. We have no knowledge that either nominee will refuse or be unable to serve, but if either becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting. Set forth below is information concerning the nominees for election and for each of the other persons whose terms of office will continue after the meeting, including age, year first elected a director and business experience during the previous five years. The nominees, if elected at the annual meeting of stockholders, will serve as Class I directors for a three year term expiring in 2003. The board of directors recommends that stockholders vote FOR each of the nominees for director.

                                    NOMINEES

Name                     Director    Positions with Quad City Holdings, Quad
(Age)                     Since      City Bank and Trust and Quad City Bancard
--------------------------------------------------------------------------------
CLASS I
(Term Expires 2003)

Michael A. Bauer           1993      Chairman of the Board and Director of Quad
(Age 51)                             City Holdings; President, Chief Executive
                                     Officer and Director of Quad City Bank and
                                     Trust; Chairman of the Board and Director of Quad City Bancard

James J. Brownson          1997      Director of Quad City Holdings; Secretary
(Age 55)                             and Director of Quad City Bank and Trust


                              CONTINUING DIRECTORS

CLASS II
(Term Expires 2001)

Douglas M. Hultquist       1993      President, Chief Executive Officer and
(Age 45)                             Director of Quad City Holdings; Chairman of
                                     the Board, Director of Quad City Bank and
                                     Trust; Secretary, Treasurer and Director of
                                     Quad City Bancard

John W. Schricker          1993      Director of Quad City Holdings; President
(Age 53)                             and Director of Quad City Bancard

CLASS III
(Term Expires 2002)

Richard R. Horst           1993      Secretary and Director of Quad City
(Age 50)                             Holdings; Director of Quad City Bank and
                                     Trust

Ronald G. Peterson         1993      Director of Quad City Holdings and Quad
(Age 56)                             City Bank and Trust

         All of our directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. All of our executive officers hold office for a term of one year. There are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of our directors or executive officers have been selected for their respective positions.

         The business experience of each of the nominees and continuing directors for the past five years is as follows:

         Michael A. Bauer, prior to co-founding Quad City Holdings, was employed from 1971 to 1992 by the Davenport Bank and Trust Company, a bank located in Davenport, Iowa with assets of approximately $1.8 billion, as of December 31, 1992. In January, 1992 he was named Davenport's President and Chief Operating Officer, while from 1989 to 1992 he served as Vice President in charge of all lending. Mr. Bauer serves as a director of St. Ambrose University, Genesis Medical Center, Kahl Home for the Aged and Infirm, and Davenport ONE. Mr. Bauer is President and director of the Genesis Health Systems Foundation and is past President and director of the Iowa Independent Bankers Association. Mr. Bauer is a member of Rotary Club of Davenport, Crow Valley Golf Club, The Diocese of Davenport Finance Council and the St. Paul The Apostle Church Finance Council. Along with Mr. Hultquist, Mr. Bauer received the 1998 Ernst & Young "Entrepreneur of the Year" award for the Iowa and Nebraska region.

         James J. Brownson is the President of W.E. Brownson Co., a manufacturers' representative agency located in Davenport, Iowa, and has been in that position since 1978. Mr. Brownson began his career in 1967 as a staff auditor with Arthur Young & Co., CPA's, of Chicago, Illinois. From 1969 until 1978, Mr. Brownson was employed by Davenport Bank & Trust Company, where he left as Senior Vice President and Cashier. Mr. Brownson has been director and Secretary of Quad City Bank and Trust since October, 1993. He also serves on the National Sales Representative Council of Crane Plastics, Columbus, Ohio, and is a past member of the National Sales Representative Council of Dayton Rogers Manufacturing Co., Minneapolis, Minnesota.

         Douglas M. Hultquist is a certified public accountant and previously served as a tax partner with two major accounting firms. He began his career with KPMG Peat Marwick in 1977 and was named a partner in 1987. In 1991, the Quad Cities office of KPMG Peat Marwick merged with McGladrey & Pullen. Mr. Hultquist served as a tax partner in the Illinois Quad Cities office of McGladrey & Pullen from 1991 until co-founding Quad City Holdings in 1993. During his public accounting career, Mr. Hultquist specialized in bank taxation and mergers and acquisitions. Mr. Hultquist serves on the Board of Directors of the PGA John Deere Classic and is its Chairman for the July, 2001 tournament. Mr. Hultquist also serves on the board of The Robert Young Center for Mental Health and he is a member of the Augustana College Board of Trustees and serves on its Planned Giving Council. He recently served on the Board of Directors of Short Hills Country Club and Junior Achievement of the Quad Cities. Mr. Hultquist is a member of the American Institute of CPAs, the Iowa Society of CPAs, the Trinity Medical Center Planned Giving Council and the Quad City Estate Planning Council. Along with Mr. Bauer, Mr. Hultquist received the 1998 Ernst & Young "Entrepreneur of the Year" award for the Iowa and Nebraska region.

         John W. Schricker has been the President of Quad City Bancard since March, 1995. From April, 1994, until Quad City Bancard was organized in March, 1995, he was the manager of Quad City Bank & Trust Credit Card Division. Prior to that, he was a Vice President with Electronic Exchange and Transfer Corporation. Mr. Schricker has served with Davenport Bank and Trust Company from 1975 to 1992 as Vice President in charge of the Credit Card Division.

         Richard R. Horst has been a portfolio manager with Thompson, Plumb & Associates since March, 1994. From 1981 to 1992, Mr. Horst was the Senior Vice President and Cashier of Davenport Bank and Trust Company, having joined Davenport in 1980 as a correspondent banking officer. Prior to that he was with the Farmers Savings Bank of Princeton, Iowa. Mr. Horst is the President of the Scott Community College Foundation and is the past President and director of Gilda's Club Quad Cities.

         Ronald G. Peterson is the President and Chief Executive Officer of the First State Bank of Western Illinois, located in La Harpe, Illinois, and has served in that position since 1982. Mr. Peterson is also President of that bank's holding company, Lamoine Bancorp, Inc. In addition, he is a member of the Board of Directors and a member of the Legislative and Policy Committee of the Illinois Bankers Association. He is also President of the LaHarpe Educational Foundation, Treasurer of the Western Illinois University Foundation and a member of the McDonough District Hospital Development Council.

Board Committees and Meetings

         The committees of the board of directors of Quad City Holdings are the audit committee, the board affairs committee, the compensation and benefits committee and the technology committee.

         The audit committee consists of directors Horst and Peterson, in addition to John K. Lawson, a director of Quad City Bank and Trust. The audit committee is responsible for overseeing the internal and external audit functions. The committee reviews and approves the scope of the annual external audit and consults with independent auditors regarding the results of their auditing procedures. During the year ended June 30, 2000, the committee met four times.

         The board affairs committee consists of directors Bauer, Hultquist and Brownson, and Mark C. Kilmer and Marc C. Slivken, directors of Quad City Bank and Trust. The committee reviews board policies and various corporate governance issues. During the year ended June 30, 2000, the board affairs committee met once.

         The compensation and benefits committee consists of directors Bauer, Hultquist and John K. Lawson, Joyce E. Bawden and John H. Harris, directors of Quad City Bank and Trust. The compensation and benefits committee has authority to perform policy reviews and to oversee and direct the compensation and personnel functions. Messrs. Bauer and Hultquist do not participate in any decisions involving their own compensation. During the year ended June 30, 2000, the committee met four times.

         The technology committee consists of directors Bauer,  Hultquist,  John
K. Lawson and John H. Harris, directors of Quad City Bank and Trust. The technology committee reviews the technology plans of Quad City Holdings and Quad City Bank and Trust for the next several years. During the year ended June 30, 2000, the committee met once.

         A total of eleven regularly scheduled and special meetings were held by the board of directors of Quad City Holdings during the year ended June 30, 2000. During that time, all directors attended at least 75 percent of the meetings of the board and the committees on which they served during the period they served on the board.

         Outside directors of Quad City Holdings receive quarterly fees of $750 and fees of $100 for attendance at each meeting of the board of directors and $200 per committee meeting attended. Outside directors of Quad City Bank and Trust receive quarterly fees of $750 and fees of $100 for attendance at each meeting of the board of directors and $200 per committee meeting attended.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation paid or granted to Quad City Holding's chief executive officer and the other executive officers who had an aggregate salary and bonus which exceeded $100,000 for the fiscal year ended June 30, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                    Long Term
                                                   Annual Compensation             Compensation
                                          --------------------------------------  ---------------
           (a)                   (b)         (c)          (d)           (e)            (f)             (g)

                               Fiscal                               Other Annual    Securities       All Other
Name and                     Year Ended                             Compensation    Underlying     Compensation
Principal Position            June 30,   Salary($)(1)  Bonus($)(2)      ($)(3)    Options/SARs(#)       ($)
---------------------------------------------------------------------------------------------------------------
Douglas M. Hultquist            2000      $155,000      $ 70,000       $ 7,183         3,750       $ 23,040 (4)
President and Chief             1999      $140,000      $ 60,000           - -           - -       $  8,115 (5)
Executive Officer of Quad       1998      $125,000      $ 50,000           - -         7,500       $  8,643 (6)
City Holdings and Chairman
of Quad City Bank and Trust

Michael A. Bauer                2000      $155,000      $ 70,000       $24,490         3,750       $ 28,040 (4)
Chairman of Quad City           1999      $140,000      $ 60,000           - -           - -       $  8,115 (5)
Holdings, President and         1998      $125,000      $ 50,000           - -         7,500       $  8,643 (6)
Chief Executive Officer of
Quad City Bank and Trust

John W. Schricker               2000      $ 50,000      $132,140           - -           100       $  7,500 (4)
President of Quad City          1999      $ 50,000      $119,796           - -            50       $  8,280 (5)
Bancard                         1998      $ 50,000      $ 74,140           - -           112       $178,434 (6)

(1) Includes amounts deferred under the Quad City Holdings, Inc. 401(k)/Profit Sharing Plan (the "401(k) Plan") and the deferred compensation agreements entered into between us and Messrs. Hultquist and Bauer.

(2) Mr. Schricker's annual bonus compensation is based upon the adjusted annual net income of Quad City Bancard and is intended to comprise a substantial portion of Mr. Schricker's annual compensation.

(3) Represents amount of tax benefit rights paid on behalf of Messrs. Bauer and Hultquist in connection with their exercise of stock options.


(4) Messrs. Hultquist, Bauer and Schricker each had contributions made to the 401(k) Plan for their benefit for the plan year ended June 30, 2000 in the amounts of $7,200, and received term life insurance which had a per person premium cost of $840 for Messrs. Bauer and Hultquist, and $300 for Mr. Schricker. In addition, pursuant to the deferred compensation agreements entered into between Quad City Holdings and each of Messrs. Hultquist and Bauer, Quad City Holdings matched $15,000 of Mr. Hultquist's deferred compensation and $20,000 of Mr. Bauer's deferred compensation.

(5) Messrs. Hultquist, Bauer and Schricker had contributions made to the 401(k) Plan for their benefit for the plan year ended June 30, 1999 in the amounts of $7,293, respectively, and received term life insurance which had a per person premium cost of $822 for Messrs. Bauer and Hultquist, and $987 for Mr. Schricker.

(6) Messrs. Hultquist, Bauer and Schricker had contributions made to the 401(k) Plan for their benefit for the plan year ended June 30, 1998 in the amounts of $7,803, $7,803 and $8,179, and received term life insurance which had a per person premium cost of $840 for Messrs. Bauer and Hultquist, and $957 for Mr. Schricker. Mr. Schricker also received a one-time payment of $169,298 in connection with the revenue received as a result of the restructuring of the agreement with Quad City Bancard's independent sales organization.

         The following table sets forth certain information concerning the number and value of stock options and stock appreciation rights ("SARs") granted in the last fiscal year to the individuals named in the Summary Compensation Table.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                             Individual Grants
---------------------------------------------------------------------------------------------------
        (a)                    (b)           (c)           (d)           (e)             (f)

                                          % of Total
                                         Options/SARs
                          Options/SARs    Granted to    Exercise or                    Grant Date
                            Granted      Employees in   Base Price    Expiration      Present Value
       Name                  (#)(1)       Fiscal Year     ($/Sh)         Date           ($)(3)(4)
---------------------------------------------------------------------------------------------------

Michael A. Bauer            3,750(2)         9.8%         $16.125    June 30, 2010      $31,012.50
Douglas M. Hultquist        3,750(2)         9.8%         $16.125    June 30, 2010      $31,012.50
John W. Schricker             100            0.3%         $16.125    June 30, 2010      $   827.00

(1) Options vest in five equal annual portions beginning one year from the June 30, 2000 date of grant.

(2) Represent SARs.

(3) The Black-Scholes valuation model was used to determine the grant date present values. Significant assumptions include: risk-free interest rate, 6.22%; expected option life, 10 years; expected volatility, 23.09% and expected dividends, 0%.

(4) The ultimate value of the options will depend on the future market price of our common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an executive may realize upon the exercise of an option will depend on the excess of the market value of our common stock, on the date the option is exercised, over the exercise price of the option.

         The following table sets forth certain information concerning the number of stock options at June 30, 2000 held by the individuals named in the Summary Compensation Table.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                OPTION/SAR VALUES

       (a)                  (b)          (c)                      (d)                            (e)
                                                               Number of                       Value of
                                                               Securities                    Unexercised
                                                               Underlying                    in-the-money
                                                              Unexercised                    Options/SARs
                                                            Options/SARs at                       at
                                                               FY-End (#)                     FY-End ($)
                                                    ---------------------------   ---------------------------
                           Shares
                        Acquired on      Value
      Name              Exercise (#)  Realized ($)  Exercisable   Unexercisable   Exercisable   Unexercisable
-------------------------------------------------------------------------------------------------------------
Michael A. Bauer           15,000       $124,950       37,500        11,250        $293,498       $7,365
Douglas M. Hultquist        5,000       $ 36,650       47,500        11,250        $388,048       $7,365
John W. Schricker             - -            - -        1,449           314        $ 12,220       $  330

         Employment Agreements. We entered into employment agreements with Messrs. Bauer and Hultquist dated as of July 1, 2000. These agreements each have a three year term and in the absence of notice from either party to the contrary, the employment term under each agreement extends for an additional one year on the anniversary of each agreement. Pursuant to these agreements, beginning on July 1, 2000 Messrs. Bauer and Hultquist will each receive minimum salaries of $170,000. The agreements include provisions for the increase of the officer's salary, performance bonuses, membership in a Quad Cities country club, an automobile allowance and participation in our benefit plans. Messrs. Bauer and Hultquist have also entered into deferred compensation agreements, allowing each to defer up to $15,000 of their salary. The deferred compensation agreements provide for us to match the amounts deferred by each and contribute an amount for the benefit of Messrs. Bauer and Hultquist. In the case of Mr. Hultquist, the amount we may contribute is limited to $15,000, and for Mr. Bauer we may contribute up to $20,000. Full benefits under the agreements will be payable to Messrs. Bauer and Hultquist when they reach 65 years of age.

         We have also entered into an employment agreement with John W. Schricker, the President of Bancard, dated July 1, 1997. Under the agreement, Mr. Schricker receives a base annual salary of $50,000, plus an annual bonus equal to 12% of Bancard's first $200,000 of adjusted annual net income, 10.5% of the next $300,000, 9% of the next $500,000 and 7.5% of any adjusted annual net income in excess of $1,000,000. Mr. Schricker is also entitled to participate in our benefit plans.

         All of the employment agreements are terminable at any time by either our board of directors or the respective officer. We may terminate these agreements at any time for cause without incurring any post-termination obligation to the terminated officer. Each agreement provides severance benefits in the event the officer is terminated without cause, including severance compensation equal to one year of the officer's salary for Messrs. Bauer and Hultquist, and six months for Mr. Schricker. We must also pay the officer all accrued salary, vested deferred compensation and other benefits then due the officer. If the officer is terminated upon a change in control, the officer is to be paid severance compensation equal to three times his salary for Messrs. Bauer and Hultquist, and two times salary for Mr. Schricker, at the rate then in effect at the time of termination. Each of Messrs. Hultquist and Bauer is prohibited from competing with us or our subsidiaries within a 20-mile radius of our offices for a period of two years following the termination of his employment agreement. In the case of Mr. Schricker, the radius is 200 miles and the term is one year.

Compensation Committee Interlocks and Insider Participation

         During the last fiscal year, the compensation and benefits committee consisted of Messrs. Bauer, Hultquist, Lawson and Harris and Ms. Bawden. Messrs. Bauer and Hultquist are executive officers and do not participate in any decisions involving their own compensation. They do, however, participate in evaluating and establishing the salaries of other executive officers.

Board Compensation Committee Report on Executive Compensation

         The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by Quad City Holdings shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

         The compensation and benefits committee of our board of directors is comprised of two directors of Quad City Holdings and three directors of Quad City Bank and Trust. The committee is responsible for recommendations to the board of directors for compensation of executive officers of our subsidiaries and Quad City Holdings. In determining compensation, the following factors are generally taken into consideration:

o the performance of the executive officers in achieving our short and long term goals;

o payment of compensation commensurate with the ability and expertise of the executive officers; and

o an attempt to structure compensation packages so that they are competitive with similar companies.

The committee considers the foregoing factors, as well as others, in determining compensation. There is no assigned weight given to any of these factors.

         Additionally, the compensation committee considers various benefits, such as our 401(k) plan and the stock option plan, together with perquisites in determining compensation. The committee believes that the benefits provided through the stock based plans more closely tie the compensation of the officers to the interests of the stockholders and provide significant additional performance incentives for the officers which directly benefit the stockholders through an increase in the stock value.

         Annually, the compensation committee evaluates four primary areas of performance in determining the chief executive officer's level of compensation. These areas are:

o   our long-range strategic planning and implementation;

o   our financial performance;

o our compliance with regulatory requirements and relations with regulatory agencies; and

o the individual's effectiveness of managing relationships with stockholders and the board of directors.

         When evaluating our financial performance, the committee considers profitability, asset growth and risk management. The primary evaluation criteria are considered to be essential to our long-term viability and are given equal weight in the evaluation. Finally, the committee reviewed compensation packages of peer institutions, as well as compensation surveys provided by independent third parties, to ensure that the chief executive officer's compensation is competitive and commensurate with his level of performance.

           Messrs. Bauer, Hultquist, Harris and Lawson and Ms. Bawden

Stockholder Return Performance Presentation

         The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by Quad City Holdings shall not be deemed to include the following performance graph and related information unless such graph and related information are specifically stated to be incorporated by reference into such document.

         The graphical presentation omitted herein showed a comparison of cumulative total returns for Quad City Holdings, the Nasdaq Stock Market (US Companies) and an index of Nasdaq Bank Stocks for the period commencing June 30, 1995. The graph was prepared at our request by SNL Securities, Charlottesville, Virginia.

The data points used in the omitted graph were as follows

                                         Period Ending

Index                      06/30/95  06/30/96  06/30/97  06/30/98  06/30/99  06/30/00
-------------------------------------------------------------------------------------

Quad City Holdings, Inc.    100.00    129.27    204.88    312.20    259.76    235.98
NASDAQ - Total US*          100.00    128.39    156.15    205.59    296.02    437.30
NASDAQ Bank Index*          100.00    130.23    203.56    282.14    278.62    228.56

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 1999. Used with permission. All rights reserved. crsp.com.

                          TRANSACTIONS WITH MANAGEMENT

         Directors and officers of Quad City and the subsidiaries and their associates were customers of and had transactions with Quad City and Quad City Bank during the fiscal year ended June 30, 2000. Additional transactions are expected to take place in the future. All outstanding loans, commitments to loan, and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. From July 1, 1999 through June 30, 2000, Bancard paid approximately $4,222,000 to Nobel Electronic Transfer, LLC, for merchant credit card processing services. John W. Schricker, a director of the Quad City and the President and a director of Bancard, is a principal of Nobel. Our management believes that the terms on which Nobel provides such services to Bancard were no less favorable to us than would have been obtained from unaffiliated third parties.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding our common stock beneficially owned on August 30, 2000, by each director, by each executive officer named in the summary compensation table and by all directors and executive officers of Quad City Holdings as a group. To the best of our knowledge, no person was the beneficial owner of more than five percent of our common stock as of August 30, 2000.

Name of Individual and              Amount and Nature of             Percent
Number of Persons in Group         Beneficial Ownership(1)           of Class
--------------------------         -----------------------           --------

Directors and Nominees

Michael A. Bauer                          57,503(2)                     2.49%
James J. Brownson                         16,721(3)                       *
Richard R. Horst                          11,843(4)                       *
Douglas M. Hultquist                      74,542(5)                     3.22%
Ronald G. Peterson                         6,003(6)                       *
John W. Schricker                         18,760(7)                       *
All directors and executive
  officers as a group                    196,698(8)                     8.36%
(8 persons)
---------------------------

*  Less than 1%.

(1) Amounts reported include shares held directly, including certain shares subject to options, as well as shares held in retirement accounts, by certain members of the named individuals' families or held by trusts of which the named individual is a trustee or substantial beneficiary.
    Inclusion of shares shall not constitute an admission of beneficial ownership or voting and sole investment power over included shares. The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the following footnotes.

(2) Includes 30,000 shares subject to options which are presently exercisable and over which Mr. Bauer has no voting and sole investment power and 4,575 shares held in an IRA account, over which Mr. Bauer has shared voting and investment power. Also includes 1,487 shares held in a trust, over which shares he has shared voting and investment power.

(3) Includes 940 shares subject to options which are presently exercisable and over which Mr. Brownson has no voting and sole investment power. Also includes 1,885 shares held jointly by Mr. Brownson and his spouse and 1,350 shares held by his spouse, over which shares Mr. Brownson has shared voting and investment power. Also includes 1,416 shares held in a trust, over which shares he has shared voting and investment power. Excludes 660 option shares which will vest over the next five years.

(4) Includes 1,630 shares subject to options which are presently exercisable and over which Mr. Horst has no voting and sole investment power, 150 shares held in an IRA account, over which shares Mr. Horst has shared voting and investment power, and 700 shares held by his minor children, over which he has shared voting and investment power. Also includes 1,363 shares held in a trust, over which shares he has shared voting and investment power. Excludes 720 option shares which will vest over the next five years.

(5) Includes 40,000 shares subject to options which are presently exercisable and over which Mr. Hultquist has no voting and sole investment power and 4,350 shares held by his spouse or for the benefit of his children, over which Mr. Hultquist has shared voting and investment power. Also includes 1,544 shares held in a trust, over which shares he has shared voting and investment power.

(6) Includes 1,630 shares subject to options which are presently exercisable and over which Mr. Peterson has no voting and sole investment power. Also includes 450 shares held in joint tenancy by Mr. Peterson and his spouse, over which shares Mr. Peterson has shared voting and investment power. Also includes 1,673 shares held in a trust, over which shares he has shared voting and investment power. Excludes 720 option shares which vest over the next five years.

(7) Includes 1,449 shares subject to options which are presently exercisable and over which Mr. Schricker has no voting and sole investment power. Also includes 972 shares held in a trust, over which shares he has shared voting and investment power. Excludes 314 option shares which will vest over the next five years.

(8) Excludes 11,074 option shares not presently exercisable.

         Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which our shares of common stock are traded. Such persons are also required to furnish us with copies of all
Section 16(a) forms they file. Based solely on our review of the copies of such forms, we are not aware that any of its directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the period commencing July 1, 1999 through June 30, 2000.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Any proposals of stockholders intended to be presented at the 2001 annual meeting of stockholders must be received by our corporate secretary at our principal executive offices at 3551-7th Street, Suite 204, Moline, Illinois 61265, on or before May 9, 2001, to be considered for inclusion in our proxy statement and proxy relating to such meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Representatives of McGladrey & Pullen, LLP, our independent public accountants since 1993, are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                     GENERAL

         Your proxy is solicited by the board of directors and the cost of solicitation will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers, directors and regular employees, acting on our behalf, may solicit proxies by telephone, facsimile or personal interview. We will, at our expense, upon the receipt of a request from brokers and other custodians, nominees and fiduciaries, forward proxy soliciting materials to the beneficial owners of shares held of record by such persons.

                                 OTHER BUSINESS

         It is not anticipated that any action will be asked of the stockholders on any matters other than as set forth above, but if other matters properly are brought before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

                           FAILURE TO INDICATE CHOICE

         If any stockholder fails to indicate a choice with respect to any of the proposals on the proxy for the annual meeting, the shares of such stockholder shall be voted FOR the nominees listed under proposal 1.

                               REPORT ON FORM 10-K

OUR REPORT ON FORM 10-K (WITHOUT EXHIBITS) WILL BE INCLUDED AS PART OF OUR ANNUAL REPORT TO STOCKHOLDERS, WHICH WILL BE MAILED TO EACH STOCKHOLDER OF RECORD AS OF THE RECORD DATE FOR THE ANNUAL MEETING. WE WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT HE OR SHE WAS A BENEFICIAL OWNER OF OUR COMMON STOCK AS OF THE RECORD DATE FOR THE MEETING, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TOGETHER WITH THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE SENT TO MS. SHELLEE SHOWALTER, QUAD CITY HOLDINGS, INC., 3551-7th STREET, SUITE 204, MOLINE, ILLINOIS 61265.

                                              By order of the Board of Directors




/s/ Michael A. Bauer                          /s/ Douglas M. Hultquist
--------------------------------              ------------------------------
Michael A. Bauer                              Douglas M. Hultquist
Chairman                                      President


Moline, Illinois
September 7, 2000

                       ALL STOCKHOLDERS ARE URGED TO SIGN
                         AND MAIL THEIR PROXIES PROMPTLY